EXHIBIT 99.1

NEWPORT GOLD INC. AND NORONT RESOURCES LTD.

CHINA ONE PROJECT INNER MONGOLIA CHINA

NEWPORT GOLD INC. ("the Company" NWPG OTC BB) is pleased to advise that it has completed an initial exploration program over the Company's optioned China One copper gold property (Inner Mongolia, China) and has received the Geological Report by the Company's Consulting Geologist Daniel Huang M.Sc.

This property is held by Noront Resources Ltd. ("Noront" NOT TSX-V) through BaoTou Noront Mineral Development Co. and consists of 5.16 km(2) situated about 100 km north of BaoTou City and was acquired initially due to favourable Cu-Au mineralization traced over a large area.

Newport has an option to earn a 50% interest in this property by spending $750,000 over 3 years and delivering 800,000 shares to Noront. The initial 300,000 shares have been delivered to Noront.

A status report prepared by Uldis Abolins, P.Eng. in April 24, 2005 contained the following brief summary and assay data.

In December 2003, U. Abolins P.Eng and R. Nemis visited the property and took two selected samples of a sericitized quartz vein structure in a pit displaying malachite mineralization. The samples returned assays of 1715.8 g/mt Au (visible gold was observed) and 11.9 g/mt Au. Both samples returned assays greater than 1% Cu.

Additional sampling was carried out in late 2004 after BaoTou received its business license. The Cu (malachite) mineralization has now been traced out over a 1,800 ft N-S and 820 ft E-W area. This area represents a topographical high, but the only bedrock reached is in the main pit. The malachite is found in rubble piles on surface and as detritus from pits, which did not reach bedrock.

With depth, approaching the water table, chalcopyrite starts to appear as does an increase in sericitization and silica flooding, as well as an increase in gold values.

Sampling from the pit and oxidized surface rubble assayed from a trace to .47 g/mt Au and greater than 1% copper. However in November 2004 additional samples were taken in order to better understand the mineralization and the high grade gold. A number of samples were taken from previously sampled sites, but in this instance taken deeper. With depth a few patches of chalcopyrite were found, usually with abundant sericite and silica flooding. These samples returned good gold and excellent copper values. Gold ranged from 0.81 to 21.14 g/mt and copper better than 1%.

The copper mineralization is spread over a wide area. There are no bedrock outcroppings on surface. The only bedrock reached is in the main pit. As the sampling approaches the water table, chalcopyrite starts to appear and the copper values increase. Gold displays a nugget effect but appears to be enhanced with sericitic alteration as well as a second stage of silification.

The recent report on the property was prepared by Daniel Huang M.Sc. and described five alteration and mineralization zones hosted by granite, with the largest zone being 1.4 km long and more than 10 m wide. Samples were described verbally, and in this report, as being porphyritic in nature.

Several channel samples (less than 1 m in length) were taken near the main pit but other than one sample assaying 1.8% Cu, generally yielded low Cu-Au values. This was a reflection of intense oxidation of the terrain where no fresh bedrock samples were observed even at the bottom of the pit. These assays were done by a Chinese lab and will be reassayed by the same Canadian lab used by Uldis Abolins.

Central gradient array method of Induced Polarization was carried out. While no anomalous I.P. values occur in the north part of the property, two separate anomalies correspond with the main pit and a separate mineralized zone to the north-east. Immediately west of the latter anomaly, a ring shaped cluster of low chargeablity anomalies occur which are completely covered by overburden. These I.P. anomalies cover an area of approximately 300 meters by 300 meters and are recommended for follow-up by drilling as are the two other I.P. anomalies.

Diamond drilling is planned during the summer of 2007.

Daniel Huang M.Sc. is the qualified person responsible for the review of the technical data contained in this release.

/s/ Derek Bartlett

Signed: Derek Bartlett
            President
            Newport Gold Inc.

NGI
NEWPORT GOLD INC.

China Property

41 ° 22′
road
NOTES:
-No Bedrock surface exposure except in Main Pit.
-Mineralization appears to be **similar to Ivanhoes Turquoise Hill in Mongolia.**
-Abundant Quartz /Sericite.
2 First *Samples from Pit:
1715.8 g/t Au and >1% Cu
11.9 g/t Au and 1% Cu
*PIT ·30-40′ wide
·25′ deep
·100′ long
G
G
G
G
G
G
G
>1% Cu
PIT

G
G
G
G
1% Cu
1.2 gAu
>1% Cu
11 gAu
41 ° 20′
110 ° 04′
110 ° 05′
*Geology indicates a potential
for a Porphyry Deposit
LEGEND
G=Green Malachite (Oxidized Copper)
gAu - grams/tonne Gold
>1% Cu = >1% Copper

ADDITIONAL SAMPLE RESULTS

21.14 g/mt Au	1.73 g/mt Au	0.81 g/mt Au	11.15g/mt Au	1.20 g/mt Au

*These samples were taken to confirm previous grab sample results.

The copper mineralization is spread over a wide area. There are no bedrock outcroppings on surface. The only bedrock reached is in the main pit. As the sampling approaches the water table, chalcopyrite starts to appear and the copper values increase. Gold displays a nugget effect but appears to be enhanced with sericitic alteration as well as a second stage of silicification. The mineralizing history appears to be very similar to Ivanhoe's Turquoise Hill in Mongolia.